Exhibit 10.20

Separation Agreement

This Separation Agreement (“Agreement”) is made by and between Dixon R. Doll, Jr., an individual (the “Employee”) and Violin Memory, Inc. (the “Company”), and effective seven calendar days after the date this Agreement is signed by the Employee (“Effective Date”). The Employee must sign and return this Agreement within twenty-one (21) days of his receipt of this Agreement (but not before the Separation Date (defined below)), and not revoke the Agreement to be eligible for the severance benefits described below.

Recital

The Employee has resigned from his employment with the Company effective January 2, 2014 (“Separation Date”). In accordance with Employee’s Employment Agreement, dated July 6, 2009 (the “Employment Agreement”), the Company desires to provide the Employee with severance pay and benefits in exchange for this Release (as defined below).

The Employee acknowledges that, as of the date Employee signs this Agreement, Employee has received payment of all wages due, which included payment of accrued, but unused PTO of 10.25 days. The Employee represents that, upon receipt of the payments set forth in paragraph 1 (which shall include payment of accrued, but unused, PTO of 10.25 days), he has been paid all amounts he was owed as salary, bonuses, commissions or other wages. Employee acknowledges that he has received reimbursement of all reimbursable business expenses, which includes his last request for reimbursement in the amount of $824.49.

Agreement

Based upon the information stated in the above Recital and the statements, promises and agreements contained below, the parties hereby agree as follows:

1.	Subject to Employee’s continued employment through the Separation Date, the Company will agree to pay the following severance payments to Employee:

a.	The Company agrees to pay Employee a severance amount of three hundred thousand dollars ($300,000.00), which is equal to twelve months of Employee’s base pay (“Severance Amount”). The Severance Amount will be paid over a 12 month period in 24 equal installments of $12,500, less standard withholding, on the Company’s regularly scheduled pay days, beginning the first pay day following the Effective Date of this Agreement but in no event later than 60 days after the Separation Date, with the first payment to include installments retroactive to the Separation Date.

b.	The Company agrees to pay Employee a one-time lump sum payment within 10 days after the Effective Date equal to $115,479, less applicable withholding, which is equal to the pro rata portion of the target annual bonus for Fiscal 2014, less the portion of the annual bonus already paid.

c.	If and to the extent that the Employee elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then for the twelve month period from February 2014 through January 2015 (“COBRA Payment Period”), the Company will reimburse the Employee for the premiums paid by the Employee for health insurance for the Employee and his dependents. Following the Effective Date, such reimbursement shall be paid on the date premium payments are due, with the reimbursement payment for any premium(s) paid by Employee during the COBRA Payment Period prior to the Effective Date, payable within 10 days following the Effective Date. The Employee is solely responsible for filing any necessary paperwork for COBRA coverage and payment of all premiums and will provide the Company with documentation demonstrating the amount of the monthly premium to be paid and the date such premiums are to be paid.

2.	The Parties agree that Employee holds the following equity awards, including options to purchase shares of the Company’s Common Stock (each, an “Option” and collectively, the “Options”) and restricted stock units (each, an “RSU” and collectively, the “RSUs”):

Date of Grant	Type of Award	Number of Shares Granted	Exercise Price Per Share	Number of Shares Vested as of January 2, 2014	Number of Shares Unvested as of January 2, 2014	Number of Shares to be Accelerated
1/28/2011	ISO	75,000	$0.14	75,000	0	0
1/28/2011	ISO	325,000	$0.14	306,944	18,056	18,056
9/6/2011	NSO	48,181	$1.42	48,181	0	0
9/6/2011	NSO	109,566	$1.42	92,488	17,078	17,078
9/6/2011	ISO	1,819	$1.42	1,819	0	0
9/6/2011	ISO	240,434	$1.42	170,011	70,423	70,423
11/15/2012	RSU	600,000	0	150,000	450,000	300,000
9/3/2013	RSU	150,000	0	0	150,000	75,000

a. Except as provided in subparagraph (b) below, all of the Options and RSUs that are unvested as of the Separation Date shall terminate on the Separation Date.

b. Notwithstanding subparagraph (a) above, the number of shares set forth under the column entitled “Number of Shares to be Accelerated” in the table contained in subparagraph (a) above with respect to such applicable Option or RSU shall immediately vest as of the Separation Date subject to Employee’s continued employment through the Separation Date and compliance with the provisions of this Agreement.

c. Notwithstanding the provisions of the applicable RSU agreements, the settlement date for the RSUs that become accelerated pursuant to this Agreement shall be on a date during the period starting on the first trading day following the expiration of the underwriter’s lock-up agreement applicable to the shares of Company Common Stock and ending on April 30, 2014. For the 150,000 RSUs that are vested prior to the Separation Date, the settlement date shall be no later than March 15, 2014. Employee agrees to pay the Company cash in the amount of tax owed at settlement on such applicable settlement date.

d. Following the Separation Date, the Options which are vested, or which vest pursuant to this Agreement, will remain exercisable in accordance with their terms after termination of service, for the period of time specified in the applicable stock option plan and agreement for exercisability following termination of service; provided, however, that the Options will in no event remain exercisable beyond their applicable expiration dates and will be subject to earlier termination in accordance with the terms of the applicable stock option plan and agreement.

Except as set forth in this Agreement, the stock option agreements governing the Options and the restricted stock unit agreements governing the RSUs will remain in full force and effect, and Employee agrees to remain bound by those agreements.

3.	In exchange for the severance benefits set forth in paragraphs 1 and 2 above, the Employee releases and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns (“Company-Affiliates”), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Agreement is signed by the Employee (the “Release”).

4.	There are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency. The Release is not intended to cover and does not extend to these claims or other claims that, by law, cannot be released in an agreement between an employer and an employee.

5.

To the extent permitted by law, the Release includes, but is not limited to, release of any and all claims arising out of the Employee’s employment with the Company or Company-Affiliates and the termination of that employment. This includes a release of any rights or claims the Employee may have under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)) which prohibits age discrimination in employment, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), which prohibits discrimination against the disabled, the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §§1001, et seq., the Family Medical Leave Act (29 USC §2601, et seq) which provides job security to employees due to certain absences from work, the Fair Labor Standards Act, 29 U.S.C. §§201 et seq., (as amended), the California Fair Employment and Housing Act (“FEHA”), Government Code §§12940, et seq., the California Labor Code, the California Private Attorney General Act, or any other federal, state or local laws or regulations relating to terms and conditions of employment. The Release also includes any claims for unpaid wages, wrongful discharge, breach of contract, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, defamation and any claims that the Company or any Company-Affiliate has dealt with the Employee unfairly, unlawfully or in bad faith.

6.	To the maximum extent permitted by law, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. The Employee expressly waives the provisions of Section 1542 of the Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

7.	The Release does not waive any rights or claims that the Employee might have arising after the date the Employee signs this Agreement.

8.	Employee hereby agrees to resign as an employee and officer of the Company and any subsidiaries thereof effective as of the Separation Date. Employee further agrees to resign as a member of the Company’s Board of Directors effective as of the Separation Date.

9.	The Employee promises and states that the Employee has not given or sold any claim discussed in this Agreement to anyone and that the Employee has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release. Without limiting the generality of the foregoing, the Employee agrees that the Employee will not bring or participate in any class action or collective action against the Company which asserts, in whole or in part, any claim(s) which arose prior to the date this Agreement is signed by the Employee, whether or not such claims are covered by the Release.

10.	The Employee promises and states that he has returned to the Company all property belonging to the Company or authored by the Company (other than the

Employee’s personal copies of his employment, payroll and benefits records), including, but not limited to, keys and passes, credit cards, computer hardware and software, papers, manuals, records, drawings, and documents.

11.	The Employee promises and agrees that he will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary information belonging to or concerning the Company, and/or Company-Affiliates, vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. With the exception of the post-employment covenant not to compete in paragraph 4, the Employee acknowledges and reaffirms the Proprietary Information and Inventions Agreement (“PIIA”) executed upon commencement of his employment, a copy of which is attached to this Agreement. Employee understands and agrees that, with the exception of the post-employment covenant not to compete in paragraph 4 of the PIIA, Employee continues to owe certain obligations to the Company after his separation from the Company’s employment. For the avoidance of doubt, Employee agrees to continue to abide by his obligation not to solicit Company employees for a period of one year from the Separation Date.

12.	Until such time as this Agreement is publicly disclosed by the Company in accordance with applicable SEC rules and regulations, the Employee promises to hold the provisions of this Agreement in strictest confidence. The Employee may disclose this Agreement, in confidence, to his immediate family, to his attorneys, accountants, auditors, tax preparers and financial advisors, and as may be necessary to enforce its terms or as otherwise required by law. Otherwise, the Employee agrees not to publicize or disclose its terms to anyone, in any manner. In particular (but without limitation), the Employee agrees not to discuss the terms of this Agreement with former or current employees, clients, suppliers, subcontractors or other business contacts of the Company.

13.	Employee agrees not to act in any manner that might damage the business of the Company. Employee agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

14.

This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction. This Agreement is not intended to prevent Employee from initiating or participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release. The Employee has waived and released any claim the Employee may have for damages based on any alleged discrimination and may not recover damages in any proceeding conducted by the EEOC or the DFEH.

15.	Indemnification: Entering into this Agreement shall not in any way limit or affect the rights and obligations of the Employee or the Company with respect to indemnification and coverage under the Company’s policy of commercial general liability and directors and officers liability insurance pursuant to Section 14 (“Indemnification”) of the Employment Agreement, Section 7.6 (“Indemnification”) of the Company’s Bylaws, Delaware law, or any source whatsoever. To the extent that Employee has reasonably determined that there may be a conflict of interest between Employee and the Company in the defense of a proceeding, Employee shall have the right to obtain independent counsel in connection with that proceeding.

16.	Employee agrees to refrain from any disparagement, defamation, libel or slander of the Company or Company-affiliates or tortious interference with the contracts and relationships of the Company. The Company, on behalf of its current Board of Directors (with the exception of Don Basile) and current executive officers, agrees to refrain from any disparagement, defamation, libel or slander of Employee or tortious interference with the contracts and relationships of Employee.

17.	This Agreement is to be governed by California law.

18.	Payments and benefits provided under this Agreement are taxable under the laws of the United States and the State of California and will be subject to all required withholdings and court ordered wage assignments and/or garnishments.

19.	If any portion of this Agreement is found to be unenforceable, then both the Employee and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

20.

Except as prohibited by law, any legal dispute between the Employee the Company (or between the Employee and any Company-Affiliates, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration) arising out of the Employee’s employment or termination of employment or this Agreement (a “Dispute”) will be resolved through binding arbitration in Santa Clara County, California under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq., and pursuant to California law. Nothing in this arbitration provision is intended to prevent the Employee from filing charges with state or federal agencies. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

21.	This Agreement is intended by the parties to be their final agreement. The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements. The Employee states and promises that in signing this Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement. Any changes to this Agreement must be in writing and signed by both parties.

22.	If Employee breaches his agreements hereunder, the Company may stop providing the severance benefits described in Paragraph 1 and 2 the Employee will return to the Company all severance payments which have been made up to that date, except as provided by law. All of the other terms of this Agreement will remain in full force and effect.

23.	If either party files any arbitration, lawsuit, claim, or charge based on, or in any way related to, the Employee’s employment with the Company, any claim that the Employee has released in the Release or the promises and agreements contained in this Agreement, the party that wins the lawsuit or arbitration or prevails on the claim or charge will be entitled to recover from the other party all costs it incurs in connection with the dispute, including reasonable attorneys’ fees.

24.	Paragraphs 22 and 23 shall not apply if the Employee asserts a claim under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)), even though such claim is barred by the Release given by the Employee in this Agreement. This Paragraph does not limit the completeness or finality of Release. It only limits the Company’s remedies in the event that the employee asserts certain claims barred by the Release.

25.	In accordance with the Employment Agreement, the Company shall reimburse Employee for attorneys’ fees incurred in connection with the review and negotiation of this Agreement, up to a maximum of six-thousand dollars ($6,000.00).

26.	In signing this Agreement, the Employee intends to bind himself and his heirs, administrators, executors, personal representatives and assigns.

27.	The Employee is advised to consult with an attorney before signing this Agreement. The Employee understands that the choice of whether or not to sign this Agreement is the Employee’s decision. The Employee acknowledges that the Employee has been given at least twenty-one (21) days to consider this Agreement before signing it.

28.	The Employee may revoke this Agreement within seven (7) days of signing it. Revocation can be made by sending a written notice of revocation to the Company. For such revocation to be effective, notice must be received no later than 5:00 p.m. on the seventh calendar day after the Employee signs this Agreement. If the Employee revokes this Agreement, it shall not become effective or enforceable and the Employee will not receive the severance package described in this Agreement.

In order to bind the parties to this Agreement, the parties, or their duly authorized representatives have signed their names below.

Violin Memory, Inc.	Dixon R. Doll, Jr.

By /s/ Howard Bain III	/s/ Dixon R. Doll Jr.

January 2, 2014
Date Signed By Employee